Exhibit 10.05

NONQUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Option Agreement”) is made as of the date set forth in Schedule A hereto (the “Grant Date”) by and between ACI Worldwide, Inc., a Delaware corporation (the “Corporation”) and the individual identified in Schedule A hereto, an employee of the Corporation or its Subsidiaries (the “Optionee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the ACI Worldwide, Inc. 2016 Equity and Performance Incentive Plan (the “Plan”).

WHEREAS, the Board has duly adopted, and the stockholders of the Corporation have approved, the Plan, which authorizes the Corporation to grant to eligible individuals options for the purchase of shares of the Corporation’s common stock, par value of $0.005 per share (the “Stock”); and

WHEREAS, the Board has determined that it is desirable and in the best interests of the Corporation and its stockholders to grant the Optionee an option to purchase a certain number of shares of Stock, in order to provide the Optionee with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

1. Grant of Non-Qualified Stock Option. Subject to the terms of the Plan, the Corporation hereby grants to the Optionee the right and option (the “Option”) to purchase from the Corporation, on the terms and subject to the conditions set forth in this Option Agreement, the number of shares of Stock (the “Option Shares”) set forth in Schedule A. The Date of Grant of this Option is the Grant Date (defined above). This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise Price. The exercise price for the shares of Stock subject to the Option granted by this Option Agreement is the price per share set forth in Schedule A (the “Exercise Price”).

3. Exercise of Option. Subject to the provisions of the Plan and subject to the earlier expiration or termination of this Option in accordance with its terms, the Option granted pursuant to this Option Agreement shall be exercisable only as follows:

3.1. Time of Exercise of Option

3.1.1 The Option shall become exercisable with respect to the Option Shares only as follows: One-third of the Option Shares shall become exercisable on each of the first three anniversaries of the Date of Grant if the Optionee shall have remained in the continuous employ of the Corporation or any of its Subsidiaries as of each such date.

3.1.2 Notwithstanding Section 3.1.1 above, in accordance with the provisions of the Plan, if the Optionee ceases to be an employee of the Corporation or a Subsidiary of the Corporation by reason of Disability (as defined in Section 3.3.2 below), the unexercised portion of any Option held by such Optionee at that time will become immediately vested and will be exercisable until terminated in accordance with Section 3.3 below.

3.1.3 Notwithstanding Section 3.1.1 above, in accordance with the provisions of the Plan, if the Optionee dies while employed by the Corporation or a Subsidiary of the Corporation (or dies within a period of one month after ceasing to be an employee for any reason other than Disability or within a period of one year after ceasing to be an employee by reason of Disability), the unexercised portion of any Option held by such Optionee at the time of death will become immediately vested and will be exercisable until terminated in accordance with Section 3.3 below.

3.2. Limitations

The portion of the Option that has not become exercisable as of the date of the Optionee’s termination of employment with the Corporation or any of its Subsidiaries for any reason shall automatically terminate as of the date of the Optionee’s termination of employment with the Corporation or its Subsidiaries and shall not become exercisable after such termination. To the extent the Option is exercisable, it may be exercised, in whole or in part; provided, that no single exercise of the Option shall be for less than 100 shares, unless at the time of the exercise, the maximum number of shares available for purchase under this Option is less than 100 shares. In no event shall the Option be exercised for a fractional share.

3.3. Termination of Option

This Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

3.3.1. 90 calendar days from the date of the Optionee’s termination of employment with the Corporation or a Subsidiary for any reason other than death or Disability (as defined below);

3.3.2. one year after the Optionee’s permanent and total disability as defined in Section 22(e)(3) of the Code (“Disability”);

3.3.3. one year after the Optionee’s death, if such death occurs (i) while the Optionee is employed by the Corporation or a Subsidiary, (ii) within the 90-day period following the Optionee’s termination of employment for any reason other than Disability; or (iii) within the one-year period following the Optionee’s termination of employment by reason of the Optionee’s Disability; or

3.3.4. ten years from the Date of Grant.

The Corporation shall have the authority to determine the date an Optionee ceases to be an employee by reason of Disability. In the case of death, the Option may be exercised by the executor or administrator of the Optionee’s estate or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance. The Optionee shall be

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deemed to be an employee of the Corporation or any Subsidiary if on a leave of absence approved by the Board and the continuous employment of the Optionee with the Corporation or any of its Subsidiaries will not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Corporation or its Subsidiaries, by reason of the transfer of the Optionee’s employment among the Corporation and its Subsidiaries.

3.4. Limitations on Exercise of Option

In no event may the Option be exercised, in whole or in part, after the occurrence of an event which results in termination of the Option, as set forth in Section 3.3 above. The Option shall not be exercisable if and to the extent the Corporation determines such exercise or method of exercise would violate applicable securities laws, the rules and regulations of any securities exchange or quotation system on which the Stock is listed, or the Corporation’s policies and procedures.

3.5. Method of Exercise of Option

3.5.1. To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Corporation stating the number of shares for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Exercise Price of the shares shall be payable (i) in cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) by actual or constructive transfer to the Corporation of non-forfeitable, outstanding shares of Stock that have been owned by the Optionee for at least six months prior to the date of exercise, (iii) by any combination of the foregoing methods of payment or (iv) in accordance with such other method or manner as set forth below.

(a) Cash Exercise (to exercise and retain the Option Shares): Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by delivering written notice of exercise to the Corporation, at its principal office, addressed to the attention of Stock Plan Administration, or to the agent/broker designated by the Corporation, which notice shall specify the number of shares for which the Option is being exercised, and shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised plus the full amount of all applicable withholding taxes due on the Option exercise. Payment of the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option shall be made either in cash or by certified check payable to the order of the Corporation. If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option, as the Corporation may require in its sole discretion. Promptly after exercise of the Option as provided for above, the Corporation shall deliver to the person exercising the Option a certificate or certificates for the shares of Stock being purchased.

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(b) Same-Day-Sale Exercise (to exercise and immediately sell all the Option Shares): Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by delivering written notice of exercise to the agent/broker designated by the Corporation, which notice shall specify the number of shares for which the Option is being exercised and irrevocable instructions to promptly (1) sell all of the shares of Stock to be issued upon exercise and (2) remit to the Corporation the portion of the sale proceeds sufficient to pay the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option and all applicable taxes due on the Option exercise. The agent/broker shall request issuance of the shares and immediately and concurrently sell the shares on the Optionee’s behalf. Payment of the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option, any brokerage fees, transfer fees, and all applicable taxes due on the Option exercise, shall be deducted from the proceeds of the sale of the shares. If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option, as the Corporation may require in its sole discretion. Promptly after exercise of the Option as provided for above, the agent/broker shall deliver to the person exercising the Option the net proceeds from the sale of the shares of Stock being exercised and sold.

(c) Sell-to-Cover Exercise (to exercise and immediately sell a portion of the Option Shares): Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by delivering written notice of exercise to the agent/broker designated by the Corporation, which notice shall specify the number of shares for which the Option is being exercised and irrevocable instructions to promptly (1) sell the portion (which must be a whole number) of the shares of Stock to be issued upon exercise sufficient to generate proceeds to pay the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option, any brokerage or transfer fees, and all applicable taxes due on the Option exercise (collectively the “Exercise Costs”) and (2) remit to the Corporation a sufficient portion of the sale proceeds to pay the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option and all applicable taxes due on the Option exercise. The agent/broker shall request issuance of the shares and immediately and concurrently sell on the Optionee’s behalf only such number of the Shares as is required to generate proceeds sufficient to pay the Exercise Costs. Promptly after exercise of the Option as provided for above, the Corporation shall deliver to the person exercising the Option a certificate for the shares of Stock issued upon exercise which are not sold to pay the Exercise Costs. Promptly after exercise of the Option as provided for above, the agent/broker shall deliver to the person exercising the Option any net proceeds from the sale of the Shares in excess of the Exercise Costs. If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option, as the Corporation may require in its sole discretion.

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3.5.2. As soon as practicable upon the Corporation’s receipt of the Optionee’s notice of exercise and payment, the Corporation shall direct the due issuance of the shares so purchased.

3.5.3. As a further condition precedent to the exercise of this Option in whole or in part, the Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

3.6. Forfeiture and Right of Recoupment.

Notwithstanding anything contained herein to the contrary, by accepting this Option, Optionee understands and agrees that if (a) the Corporation is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of Optionee, or (b) it is determined that the Optionee has otherwise engaged in misconduct (whether or not such misconduct is discovered by the Corporation prior to the termination of Optionee’s employment), the Corporation may take such action with respect to the Option as the Corporation, in its sole discretion, deems necessary or appropriate and in the best interest of the Corporation and its stockholders. Such action may include, without limitation, causing the forfeiture or cancellation of the unvested and/or vested portion of the Option and the recoupment of any proceeds from the exercise or vesting of the Option and/or the sale of Option Shares issued pursuant to this Agreement. For purposes of this Section 3.6, “misconduct” shall mean a deliberate act or acts of dishonesty or misconduct which either (i) were intended to result in substantial personal enrichment to the Optionee at the expense of the Corporation or (ii) have a material adverse effect on the Corporation. Any determination hereunder, including with respect to Optionee’s misconduct, shall be made by the Board or its designee in its sole discretion. Notwithstanding any provisions herein to the contrary, Optionee expressly acknowledges and agrees that the rights of the Corporation set forth in this Section 3.6 shall continue after Optionee’s employment with the Corporation or its Subsidiary is terminated, whether termination is voluntary or involuntary, with or without cause, and shall be in addition to every other right or remedy at law or in equity that may otherwise be available to the Corporation.

4. Withholding of Taxes. If the Corporation shall be required to withhold any federal, state, local or foreign tax in connection with exercise of this Option, it shall be a condition to such exercise that the Optionee pay or make provision satisfactory to the Corporation for payment of all such taxes. The Optionee may elect that all or any part of such withholding requirement be satisfied by retention by the Corporation of a portion of the shares purchased upon exercise of this Option. If such election is made, the shares so retained shall be credited against such withholding requirement at the fair market value on the date of exercise.

5. Non-Assignability. The Option is personal to the Optionee and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Optionee; provided, however, that the Optionee’s rights with respect to the Option may be

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transferred by will or pursuant to the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 under the Securities Exchange Act of 1934, as amended). Any purported transfer or encumbrance in violation of the provisions of this Section , shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Option.

6. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Option Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Optionee. This Option Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Option Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Optionee).

7. Consent To Transfer Personal Data. By accepting the Options, Optionee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 6. Optionee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Optionee’s ability to participate in the Plan. The Corporation and its Subsidiaries hold certain personal information about Optionee, that may include Optionee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Corporation, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). The Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and the Corporation and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Optionee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Optionee’s behalf by a broker or other third party with whom Optionee or the Corporation may elect to deposit any shares of stock acquired pursuant to the Plan. Optionee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporation; however, withdrawing consent may affect Optionee’s ability to participate in the Plan.

8. Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, decide to deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting or exercising this Option, electronically or otherwise, Optionee hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation, including the use of electronic signatures or click-through acceptance of terms and conditions or other electronic means such as an e-mail acknowledgement.

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9. Miscellaneous.

(a) The Options granted pursuant to this Option Agreement are granted subject to the terms and conditions set forth in the Plan, a copy of which has been delivered to the Optionee. All terms and conditions of the Plan, as may be amended from time to time, are hereby incorporated into this Option Agreement by reference and shall be deemed to be a part of this Option Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Corporation) are otherwise set forth in this Option Agreement. In the event that there is any inconsistency between the provisions of this Option Agreement and of the Plan, the provisions of the Plan shall govern.

(b) All decisions and interpretations made by the Board or its designee with regard to any question arising under the Plan or this Option Agreement shall be binding and conclusive on the Optionee, the Optionee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(c) The grant of the Options is discretionary and no provision in this Agreement shall be considered to be an employment contract or a part of the Optionee’s terms and conditions of employment, nor shall any provision be construed to confer upon the Optionee the right to be employed or be retained in the employ by the Corporation or any Subsidiary, or to interfere in any way with the right and authority of the Corporation or any Subsidiary either to increase or decrease the compensation of the Optionee at any time, or to terminate any employment or other relationship between the Optionee and the Corporation or any Subsidiary.

(d) This Option Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of the Optionee, the Optionee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(e) This Option Agreement shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).

(f) Any action relating to or arising out of this Option Agreement shall be brought only in a court of competent jurisdiction located in Delaware or Florida and the parties expressly consent to such venue. The parties consent to the personal jurisdiction of the courts located in Delaware or Florida over them.

(g) Any amendment to the Plan shall be deemed to be an amendment to this Option Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Option Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at the Corporation. Notwithstanding the foregoing, no amendment shall adversely affect the Optionee’s rights under this Option Agreement without the Optionee’s consent; provided, however, that the Corporation unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

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(h) Any notice hereunder by the Optionee to the Corporation shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Corporation at its principal office, addressed to the attention of Stock Plan Administration, (ii) if electronically delivered to the e-mail address, if any, for Stock Plan Administration or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Corporation may hereafter designate by notice to the Optionee. Any notice hereunder by the Corporation to the Optionee shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Optionee at Optionee’s address listed in the Corporation’s records, (ii) if electronically delivered to the e-mail address, if any, for Optionee listed in the Corporation’s records or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Optionee may hereafter designate by written notice given to the Corporation.

(i) If one or more of the provisions of this Option Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

(j) This Option Agreement, the Plan, any Change-in-Control Employment Agreement between the Corporation and the Optionee, and, in the case of the Corporation’s Chief Executive Officer only, the Amended and Restated Employment Agreement entered into effective as January 7, 2016, together constitute the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

(k) In the event that it is determined that the Optionee was not eligible to receive this Option, the Option and this Option Agreement shall be null and void and of no further effect.

(l) This Option Agreement will be deemed to be signed by the Corporation and Optionee upon Optionee’s acceptance of the Notice of Grant of Stock Options attached as Schedule A.

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Schedule A

(Attached)